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Exhibit 11.1
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


                         OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                            THREE MONTHS ENDED          NINE MONTHS ENDED
                                               SEPTEMBER 30,               SEPTEMBER 30,

                                              1996        1995            1996        1995
                                          -----------  ----------      ----------  ----------
Weighted average shares of
  common stock outstanding                  7,560,619    7,408,984      7,518,797    6,326,243

Common stock equivalents:
  Series A Convertible Preferred
   Shares                                                                              377,289

  Dilutive effect of stock options                       1,163,141                   1,215,795
                                           ----------   ----------     ----------    ---------
                                            7,560,619    8,572,125      7,518,797    7,919,327
                                           ==========   ==========     ==========    =========

Net income (loss)                         ($4,490,375)   $ 266,978   ($17,135,985)  $1,465,008
                                           ==========   ==========    ===========    =========
Net income (loss) per share                    ($0.59)       $0.03         ($2.28)       $0.18
                                           ==========   ==========    ===========    =========

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